SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Information Statement
☒ Definitive Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

BFC FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

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BFC FINANCIAL CORPORATION
1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304

January 18, 2005

Dear Shareholder:

     The attached Information Statement is being delivered by BFC Financial Corporation (the “Company”) to its shareholders in connection with a recently approved amendment to the Company’s articles of incorporation which increased the authorized number of shares of Class A Common Stock, par value $.01 per share, of the Company from 20,000,000 shares to 70,000,000 shares (the “Amendment”). The Amendment was approved by written consent of the holders of shares of the Company’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast by all shareholders on the Amendment.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

     Your Board of Directors has unanimously approved resolutions authorizing the Company to file an amendment to our articles of incorporation containing the Amendment. The Board of Directors believes that the Amendment will provide the Company with greater flexibility to consider potential future actions involving the issuance of shares, including possible future financings, stock offerings, acquisitions, stock dividends or stock option plans. The Board of Directors determined not to wait until the next annual meeting of shareholders to approve the Amendment and instead to obtain shareholder approval of the Amendment by written consent in lieu of a shareholders meeting to save the Company the time and expense that would have been involved in convening a special meeting of shareholders and soliciting proxies in connection with that meeting.

     The Information Statement which is contained in the following pages contains a description of the Amendment and you are urged to read the Information Statement in its entirety.

     On behalf of your Board of Directors and the employees of the Company and its subsidiaries I would like to express our appreciation for your continued support.

Sincerely,

Alan B. Levan
Chairman of the Board

BFC FINANCIAL CORPORATION
1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304

Information Statement

     This Information Statement is being furnished to all holders of the Class A Common Stock and Class B Common Stock of BFC Financial Corporation (the “Company”) in connection with the adoption of an amendment to our articles of incorporation to increase the authorized number of shares of Class A Common Stock, par value $.01 per share, of the Company from 20,000,000 shares to 70,000,000 shares (the “Amendment”).

General

     The Amendment was authorized by our Board of Directors on December 6, 2004 and was approved as of January 14, 2005 by the written consent of holders of shares of the Company’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast by all shareholders on the Amendment. Accordingly, there will be no meeting of shareholders to approve the Amendment and none is required because the Amendment was approved by the written consent of shareholders.

     This Information Statement is being mailed on or about January 18, 2005 to all of the holders of record of the Company’s Class A Common Stock and Class B Common Stock as of January 14, 2005. We anticipate that the Amendment will be filed with the Florida Secretary of State and become effective on or about February 7, 2005.

Vote Required for Approval

     The Amendment required the approval of the holders of Class A Common Stock and Class B Common Stock representing a majority of the votes of all of the outstanding shares of Class A Common Stock and Class B Common Stock. As of January 14, 2005, the Company had 18,232,994 shares of Class A Common Stock outstanding and 4,279,898 shares of Class B Common Stock outstanding. Holders of Class A Common Stock and holders of Class B Common Stock were entitled to vote as one class on the Amendment. Holders of Class A Common Stock are entitled to one vote per share, with all holders of Class A Common Stock having in the aggregate 22% of the general voting power. The number of votes represented by each share of Class B Common Stock, which represent in the aggregate 78% of the general voting power, is calculated in accordance with the Company’s Articles of Incorporation. Under our Articles of Incorporation, each outstanding share of Class B Common Stock was entitled to 15.1042 votes on the Amendment.

     On January 14, 2005, the Company received written consents approving the Amendment by the holders of 11,249,934 shares of Class A Common Stock and by the holders of 3,410,240 shares of Class B Common Stock, representing in the aggregate 75.7% of the total votes entitled to be cast on the Amendment.

Dissenters’ Rights

     We are a Florida corporation. Shareholders have no dissenters’ rights under Florida law as a result of the approval and filing of the Amendment. The distribution of this Information Statement to our shareholders satisfies the notice requirements of Florida law.

Security Ownership of Certain Beneficial Owners and Management

     Listed in the table below are the beneficial owners known by the Company to hold as of December 20, 2004 more than 5% of the Company’s outstanding shares of Class A Common Stock or Class B Common Stock. In addition, this table includes the outstanding shares beneficially owned by directors of the Company and certain executive officers who are not directors of the Company, and the number of shares owned by directors and executive officers as a group.

			Class A	Class B
			Common Stock	Common Stock	Percent of	Percent of
			As of	As of	Class A	Class B
Name of Beneficial Owner			December 20, 2004	December 20, 2004	Common Stock	Common Stock
I.R.E. Realty Advisory Group, Inc.	(2	)(3)(5)	3,711,427	500,000	20.36%	11.68%
Florida Partners Corporation	(3	)(5)	989,572	133,314	5.43%	3.11%
I.R.E. Properties. Inc.	(3	)(5)	1,014,453	136,666	5.56%	3.19%
I.R.E. Realty Advisors, Inc.	(3	)(5)	1,797,971	242,221	9.86%	5.66%
Levan Enterprises, Ltd.	(3	)(5)	414,678	55,865	2.27%	1.31%
Alan B. Levan	(1	)(3)(5)(6)	227,395	2,407,433	1.25%	41.55%
Glen R. Gilbert	(1	)(5)	7,262	281,571	0.04%	6.17%
John E. Abdo	(1	)(3)(5)(6)	3,103,346	2,968,179	17.02%	51.21%
Earl Pertnoy	(1	)(5)	74,640	152,287	0.41%	3.44%
Oscar Holzmann	(1	)(5)	—	16,232	0.00%	0.38%
D. Keith Cobb	(1	)(5)	2,413	5,000	0.01%	0.12%
Phil J. Bakes	(1	)(5)	—	—	0.00%	0.00%
Neil Sterling	(1	)(5)	—	16,232	0.00%	0.38%
Dr. Herbert A. Wertheim	(4)		3,091,236	416,448	16.95%	9.73%

All directors and executive officers of the Company as a group (9 persons, including the individuals identified above)	(1	)(3)	11,343,157	6,915,000	62.21%	88.93%

(1)	Amount and nature of beneficial ownership and percent of class include shares that may be acquired within 60 days pursuant to exercise of stock options to purchase Class B Common Stock as follows: Alan B. Levan 1,516,119 shares, John E. Abdo 1,516,119 shares, Glen R. Gilbert 280,593 shares, Earl Pertnoy 145,387 shares, Oscar Holzmann 16,232 shares, D. Keith Cobb 5,000 shares and Neil Sterling 16,232 shares.

(2)	The Company owns 45.5% of I.R.E. Realty Advisory Group, Inc.

(3)	The Company may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 69.3% of the outstanding Common Stock of the Company. Levan Enterprises, Ltd. is a controlling and majority shareholder of I.R.E. Realty Advisors, Inc. and I.R.E. Properties, Inc. and may be deemed to be the controlling shareholder of I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. Levan Enterprises, Ltd. is a limited partnership whose sole general partner is Levan General Corp., a corporation 100% owned by Alan B. Levan. Therefore, Mr. Levan may be deemed to be the beneficial owner of the shares of Common Stock owned by each of such entities. In addition to his personal holdings of Common Stock, Mr. Levan may be deemed to be the beneficial owner of 8,908 shares of Class A Common Stock and 1,200 shares of Class B Common Stock held of record by Mr. Levan’s wife and 1,516,119 shares of Class B Common Stock which can be acquired within 60 days pursuant to stock options, for an aggregate beneficial ownership of 8,155,496 shares (44.7%) of Class A Common Stock and 3,475,499 shares (60.0%) of Class B Common Stock.

(4)	Dr. Wertheim’s ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicates that Dr. Wertheim has no intention to manage or control, directly or indirectly, the Company. Dr. Wertheim’s mailing address is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5)	Mailing address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.

(6)	Messrs. Levan and Abdo have entered into a Shareholders Agreement and Irrevocable Proxy with respect to the shares of Class B Common Stock controlled by them. Under the agreement, they have agreed to vote their shares of Class B Common Stock in favor of the election of each other to the Company’s Board of Directors for so long as Mr. Levan and Mr. Abdo are willing and able to serve as directors of the Company. Additionally, Mr. Abdo will grant an irrevocable proxy to an entity controlled by Mr. Levan and obtain the consent of Mr. Levan prior to the sale or conversion of certain of his shares of Class B Common Stock.

AMENDMENT TO THE COMPANY’S
ARTICLES OF INCORPORATION

Description of the Amendment

     The Amendment amends Articles IV and VI of the Company’s Articles of Incorporation to increase the authorized number of shares of the Company’s Class A Common Stock from 20 million shares to 70 million shares. The form of the Amendment is attached to this Information Statement as Appendix A. The relative rights, powers and limitations of the Class A Common Stock and Class B Common Stock, and the number of authorized shares of Class B Common Stock, remain unchanged by the Amendment. Holders of Class A Common Stock and holders of Class B Common Stock have no preemptive right to acquire or subscribe for any of the additional shares of Class A Common Stock authorized by the Amendment.

Reasons for the Amendment

     The Company’s Articles of Incorporation presently authorize the issuance of a total of 20 million shares of Class A Common Stock and 20 million shares of Class B Common Stock. At January 14, 2005, 18,232,994 shares of Class A Common Stock and 4,279,898 shares of Class B Common Stock were issued and outstanding. In addition, an aggregate of 1,250,000 shares of Class A Common Stock are reserved for issuance upon conversion of the Company’s currently outstanding 5% Cumulative Convertible Preferred Stock and an aggregate of 4,192,085 shares of Class B Common Stock are reserved for issuance upon exercise of currently outstanding stock options. Also, shares of Class B Common Stock are convertible into shares of Class A Common Stock on a share-for-share basis.

     The Board authorized the Amendment to enable the Company to have greater flexibility to consider potential future actions which involve the issuance of shares, including possible future financings, stock offerings, acquisitions, stock dividends or distributions or other corporate purposes which may be identified in the future by the Board.

     The Company issued two 25% stock dividends in 2004 and 15% and 25% stock dividends in 2003, all of which were payable in shares of Class A Common Stock. Further, the Company anticipates that it may, based on market conditions and other factors, issue additional shares of Class A Common Stock as stock dividends since the Board believes that these stock dividends contribute to a broader and enhanced trading market for the Class A Common Stock.

     The Board authorized the Amendment for strategic purposes and, except as discussed above, has not reached any definitive agreements with respect to the issuance of any shares of Class A Common Stock or Class B Common Stock. However, no subsequent shareholder approval will be required prior to the issuance of the authorized number of shares of Class A Common Stock (including the additional shares authorized by the Amendment), nor is it anticipated that shareholder approval will be sought in connection with any such future issuances, unless such approval is otherwise required by law or regulation.

Possible Anti-Takeover Effects of the Amendment

     The authorization of additional shares of Class A Common Stock contemplated by the Amendment is not intended to have an anti-takeover effect. However, the issuance of Class A Common Stock, which has relatively less voting power than the Class B Common Stock, whether in connection with a public offering, an acquisition or a stock dividend, could have the effect of enabling existing management and shareholders, including Alan B. Levan and John E. Adbo and entities controlled by them, to retain substantially their current relative voting power without the dilution which would be experienced if additional shares of Class B Common Stock were issued. Future issuances of additional shares of Class A Common Stock would have the effect of diluting the voting rights of existing holders of Class A Common Stock and could have the effect of diluting earnings per share and book value per share of all existing shareholders. Further, in the event that a stock dividend on the Class B Common Stock was declared which was payable in Class A Common Stock, the recipient could dispose of shares of Class A Common Stock without significantly affecting its voting power. The Amendment will allow the existing holders of Class B Common Stock, including Alan B. Levan and John E. Abdo and entities controlled by them, to continue to exercise voting control over the Company even if the Company were to raise additional capital through the issuance of Class A Common Stock, and the Amendment will result in the authorization of additional shares of Class A Common Stock which may be issued without additional shareholder approval. As a consequence, the Amendment may further limit the circumstances in which a sale or transfer of control of the Company could be consummated which was not acceptable to management. However, it should be noted that a sale, contested merger, assumption of control by an outside principal shareholder or the removal of incumbent directors, would at the present time be difficult if not impossible without the concurrence of Messrs. Levan and Abdo, given their ownership position in the Company.

     The Company’s present Articles of Incorporation and By-Laws also contain other provisions which could have anti-takeover effects. These provisions include, without limitation, (i) the higher relative voting power of the Class B Common Stock as compared to the Class A Common Stock, (ii) the division of the Company’s Board of Directors into three classes of directors with three-year staggered terms, (iii) the authority of the Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval, and (iv) certain notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

ADDITIONAL INFORMATION

     We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning us at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review our electronically filed reports, proxy and information statements on the SEC’s internet site at http://www.sec.gov.

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements with respect to two or more shareholders sharing the same address by delivering a single information statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy or information statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or our transfer agent, American Stock Transfer & Trust Company (“AST”), that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, the Company will deliver promptly upon written or oral request a separate copy of this information statement to a shareholder at a shared address to which a single information statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy or information statement, or if you are receiving multiple proxy or information statements and would like to request delivery of a single proxy or information statement, please notify your broker if your shares are held in a brokerage account or AST if you hold registered shares. You can notify AST by sending a written request to American Stock Transfer & Trust Company, 59 Maiden Lane - Plaza Level, New York, NY 10038, attention Karen A. Lazar, Vice President.

BY ORDER OF THE BOARD OF DIRECTORS

Alan B. Levan
Chairman

January 18, 2005

Appendix A

FORM OF ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
BFC FINANCIAL CORPORATION

     The Amended and Restated Articles of Incorporation, as amended, of BFC FINANCIAL CORPORATION, a Florida corporation (the “Corporation”), are hereby amended pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act and such amendments are set forth as follows:

     1. The second paragraph of Article IV is hereby deleted in its entirety and replaced with the following:

“Special Class A Common Stock: The Corporation is authorized to issue 70,000,000 shares of Special Class A Common Stock at a par value of $.01 per share. The Special Class A Common Stock may be issued from time to time in one or more series in any manner permitted by law as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of the Special Class A Common Stock adopted by the Board of Directors pursuant to authority hereby vested in the Board, each series to be appropriately designated prior to the issuance of any shares thereof by some distinguishing letter number, or title. All shares of each series of Special Class A Common Stock shall be identical except as to the following relative rights and preferences as to which there may be variations between different series:”

     2. Article V, Section 6, Paragraph 1 is hereby deleted in its entirety and replaced with the following:

“1. Designation and Amount. The shares of such series shall be designated “Class A Common Stock” (the “Class A Common Stock”) and the number of shares constituting such series shall be 70,000,000.”